Exhibit 6.4

EQUITY SALE AND TRANSFER AGREEMENT

This Agreement is entered into as of June 22, 2025, by and between Indicia Corporation (“Seller”) and Blue Ridge Capital, LLC and 777 Capital Partners, LLC (collectively “Buyer”).

1. Seller owns 100% of the ownership and equity (Membership Interests) in Indicia Capital, LLC, a Florida LLC.

2. Seller agrees to sell and Buyer agrees to purchase 100% of the equity (Membership Interests) of Indicia Capital, LLC in accordance with the terms hereof.

3. Indicia Capital, LLC owns and holds two current assets:

(i) A $150,000 promissory note (the “Note”) issued by Helio Corporation to Seller dated April 16, 2025; and

(ii) 15,000 restricted shares of Helio Corporation (HLEO) stock, (the “Stock”).

4. For good and valuable consideration, Seller hereby sells, transfers and assigns 100% of the Membership Interests and equity ownership in Indicia Capital, LLC to Buyer, however, Seller shall retain 100% of all rights in the Note and all monies due thereunder (which shall be and is hereby assigned to Seller from Indicia Capital, LLC).

5. The Stock shall remain in Indicia Capital, LLC and therefore transfer, along with the Indicia Capital LLC ownership, to Buyer hereunder.

6. Buyer shall take immediate ownership and management of Indicia Capital, LLC, with 50% of Indicia Capital, LLC being owned by Blue Ridge Capital, LLC and 50% being owned by 777 Capital Partners, LLC.

7. Buyer agrees to execute any further documents and reasonably cooperate in any efforts by Seller to retain and collect on the Note, including any separate assignments or other documents necessary to fully effectuate the transactions contemplated hereby.

8. This is the full and final agreement between the parties with respect to the matters herein contained and is governed in all respects under Florida law.

Wherefore, the parties have executed this Agreement on the date set forth above.

Seller		Buyer

Indicia Corporation		Blue Ridge Capital, LLC

By:	/s/ Jim Byrd	By:	/s/ James Byrd
	Jim Byrd, CEO		James Byrd, Authorized Representative

777 Capital Partners, LLC

		By:	/s/ Douglas S. Hackett
Douglas S. Hackett, Authorized Representative